EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172407, 333-148996, and 333-48604 of Xcel Energy Inc. on Form S-8 of our reports dated June 27, 2012, appearing in this Annual Report on Form 11-K of New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
June 27, 2012